Exhibit 10.17

Director Compensation Summary Term Sheet

During calendar year 2023, each non-employee member of the Board was entitled to receive an aggregate of $140,000 in cash and restricted stock. The cash portion of the compensation was paid quarterly in $12,500 increments. The remainder of such compensation was paid in restricted shares of the Company’s Class A common stock, and vested on December 31, 2023 to individuals who were on the Board on December 31, 2023.

In addition to the foregoing, for 2023 each non-employee director was entitled to receive $1,500 for each Board or committee meeting attended. Further, the Chair of each Committee was paid an additional retainer per quarter as follows: Executive Committee $3,000; Governance Committee $3,125; Compensation Committee $3,750; and Audit Committee $6,250. In addition to the amounts set forth above, the Chair of the Board was entitled to receive an annual retainer of $100,000, payable quarterly in cash payments.

During calendar year 2024, each non-employee member of the Board is entitled to receive an aggregate of $140,000 in cash and restricted stock. The cash portion of the compensation will be paid quarterly in $12,500 increments. The remainder of such compensation will be paid in restricted shares of the Company’s Class A common stock, and will vest on December 31, 2024 to individuals who are on the Board on December 31, 2024.

In addition to the foregoing, for 2024 each non-employee director is entitled to receive $1,500 for each Board or committee meeting attended. Further, the Chair of each Committee will be paid an additional retainer per quarter as follows: Executive Committee $3,000; Governance Committee $3,125; Compensation Committee $3,750; and Audit Committee $6,250. In addition to the amounts set forth above, the Chair of the Board is entitled to receive an annual retainer of $100,000, payable quarterly in cash payments.